Exhibit 99.2

Patriot Scientific Names Chip Industry Veteran as Chief Executive Officer

Friday February 29, 4:15 pm ET

CARLSBAD, Calif.--(BUSINESS WIRE)--Patriot Scientific (OTCBB:PTSC - News) announced today the appointment of chip industry veteran Rick Goerner as the company's Interim President and CEO succeeding Jim Turley, who resigned his position as the company's President and CEO effective February 28. Goerner’s appointment is effective today.

Patriot’s Chairman of the Executive Committee, Carlton Johnson, said, "Rick has solid operating experience in the semiconductor industry with companies like Phillips, Silicon Systems, TDK (Japan) and Texas Instruments. He has been involved in the integration of acquisitions, including both chip and software companies, from both sides. The Board is confident that Rick’s knowledge, experience and enthusiasm will help guide Patriot through the current management transition and move our company forward. He has an extensive network with venture capital firms and investment bankers. I look forward to working with him and strongly supporting his efforts."

"I am excited to join Patriot Scientific at this time. I’m pleased that Patriot's Board of Directors has selected me to lead the company through the current management transition and to help position the next stage of growth for Patriot," said Goerner.

"Patriot and Technology Properties Limited (TPL) have seen the Moore Microprocessor Patent (MMP) technology adopted, worldwide, by an expanding list of industry leaders in semiconductor chip technology. The company’s strong cash position and forecast for future cash flow from patent licensing allow Patriot to consider investment and M&A activities that will build a more product-focused company, complementing the ongoing licensing strategy of its valuable patent portfolio. Our plan is to leverage Patriot’s current and future cash flows to create a business with sustainable product growth on a global basis. I expect to continue the evaluation of currently identified potential strategic acquisitions and expand the scope of opportunities in the wireless, software and networking sectors,” concluded Goerner.

Goerner has extensive experience as an operating manager and CEO with technology companies on a global scale. He served as President and COO of the Storage Products Group of Texas Instruments, a one billion dollar supplier of mixed signal and analog ICs for the hard disk drive market. Previously, Goerner served as President and CEO of TransDimension Inc, an Irvine, California based, venture-financed, technology start-up company providing embedded Universal Serial Bus (USB) silicon and software solutions to a global customer base. TransDimension was acquired by Oxford Semiconductor in 2005. Goerner has recently been involved in the development of other early stage technology companies, serving as a Technical Advisor, as Executive Chairman, as a member of the Board of Directors and in the capacity of Interim President and CEO.

Goerner resides in San Juan Capistrano, Calif. and has a BSEE degree from the State University of New York at Buffalo.

About Patriot Scientific

Patriot Scientific is a leading intellectual-property licensing company that develops, markets, and enables innovative technologies that satisfy the demands of fast-growing markets for wireless devices, smart cards, home appliances, network gateways, set-top boxes, entertainment technology, automotive telematics, biomedical devices, industrial controllers and more. Headquartered in Carlsbad, Calif., information about the company can be found at http://www.ptsc.com.

An investment profile on Patriot Scientific may be found at http://www.hawkassociates.com/ptscprofile.aspx. Copies of Patriot Scientific press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive free e-mail notification of future releases for Patriot Scientific, sign up at http://www.hawkassociates.com/email.aspx.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.

Moore Microprocessor Patent (MMP) and Alliacense are trademarks of Technology Properties Limited (TPL). PTSC is a trademark of Patriot Scientific Corporation. All other trademarks belong to their respective owners.

Contact:
Patriot Scientific
Media Relations
The Hoffman Agency
John Radewagen, Vice President, Corporate Communications
408-975-3005, 408-219-9199 (mobile)
jradewagen@hoffman.com
http://www.hoffman.com
or
Investor Relations
Hawk Associates
Frank Hawkins or Ken AuYeung, 305-451-1888
info@hawkassociates.com